EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2006 Fourth Quarter and 2006 Earnings

Austin, Texas, March 13, 2007 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today fourth quarter 2006 consolidated net earnings of $24.0 million, or $6.56 per diluted share, compared with consolidated net earnings of $16.8 million, or $4.60 per diluted share, reported for the fourth quarter of 2005. For the year ended December 31, 2006, the Company reported consolidated net earnings of $76.3 million, or $20.88 per diluted share, compared with $77.3 million, or $21.24 per diluted share, reported a year ago. The Company's book value per share at December 31, 2006 increased to $257.67.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $24.4 million, or $6.66 per diluted share, for the fourth quarter ended December 31, 2006, compared with $16.9 million, or $4.62 per diluted share, for the quarter ended December 31, 2005. For the full year, earnings from operations were $74.6 million, or $20.41 per diluted share, versus $70.8 million, or $19.47 per diluted share, for the year ended December 31, 2005. Referring to the full year results, Mr. Moody noted, “For the third consecutive year we achieved another record level in operating earnings. The five percent increase in operating earnings in 2006 over the record level reached in 2005 is very satisfying given the competitive business climate we are in.”

Operating revenues, excluding realized investments gains and derivative income, totaled $126.0 million for the fourth quarter of 2006 compared to $110.7 million for the comparable quarter in 2005. Year-to-date operating revenues increased to $475.9 million from $442.1 million the year before. Mr. Moody indicated, “National Western’s total life insurance sales increased over 23% in 2006 with significant growth in our domestic market and record sales internationally. These expanding blocks of business are vital to our long-term goal of steady and profitable growth.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 270 employees and 13,000 contracted independent agents, brokers and consultants, and at December 31, 2006, maintained total assets of $6.7 billion, stockholders' equity of $933 million, and life insurance in force of $15.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

(1)
The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Revenues, excluding realized investment
gains (losses) and derivative income (loss)	$126,049	110,705	475,918	442,147
Derivative income (loss)	29,599	(932)	43,279	(10,988)
Realized gains (losses) on investments	(567)	(130)	2,662	9,884
Total revenues	$155,081	109,643	521,859	441,043

Earnings:
Earnings from operations	$24,368	16,882	74,613	70,842
Net realized gains (losses) on investments	(369)	(85)	1,730	6,425
Net earnings	$23,999	16,797	76,343	77,267

Basic Earnings Per Share:
Earnings from operations	$6.73	4.67	20.61	19.66
Net realized gains (losses) on investments	(0.10)	(0.02)	0.48	1.79
Net earnings	$6.63	4.65	21.09	21.45

Basic Weighted Average Shares	3,621	3,612	3,620	3,603

Diluted Earnings Per Share:
Earnings from operations	$6.66	4.62	20.41	19.47
Net realized gains (losses) on investments	(0.10)	(0.02)	0.47	1.77
Net earnings	$6.56	4.60	20.88	21.24

Diluted Weighted Average Shares	3,658	3,650	3,656	3,638

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com